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Exhibit 5.1

February 13, 2019

Flex Pharma, Inc.

31 St. James Avenue, 6th Floor

Boston, MA 02116

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Flex Pharma, Inc., a Delaware corporation (“Flex Pharma”), in connection with the proposed issuance of up to 76,151,698 shares of Flex Pharma’s common stock, $0.0001 par value per share (the “Shares”), in connection with the merger of: (i) Falcon Acquisition Sub, LLC, a wholly owned subsidiary of Flex Pharma (“Merger Sub Corp.”), with and into Salarius Pharmaceuticals, LLC, a Delaware limited liability company (“Salarius”), with Salarius continuing as a wholly owned subsidiary of Flex Pharma and the surviving company of the merger pursuant to an Agreement and Plan of Merger dated as of January 3, 2019 (the “Merger Agreement”). The Shares are included in a registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”) filed by Flex Pharma with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus/consent solicitation, other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for Flex Pharma and arriving at the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Flex Pharma, agreements and other instruments, certificates of officers and representatives of Flex Pharma, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that, when the Registration Statement has been declared effective by order of the Commission, and the Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than Delaware corporate law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus/consent solicitation constituting part of the Registration Statement, including any amendments and supplements to the foregoing. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dentons US LLP